OCEAN

PARTNERS

PURCHASE CONTRACT NO. OPUK.SP 90731

CONTRACT Dated February 1, 2021 Between

MK METAL TRADING MEXICO SA DE CV

Av. Ejercito Nacional Mexicano

No. 769, Torre B Piso 3 Oficina L02, Col. Granada, Mexico City,

11520 Mexico

Hereinafter called "Buyer" and

Mineras de DynaResource SA de CV;

Calle Alamo Number 304 Col. Alameda

Mazatlan, Sinaloa Mexico CP 82123

52 (669) 688-5574

Hereinafter called "Seller"

Contract of exclusive Concentrate supply between MK METAL TRADING MEXICO, S.A. DE C.V. (hereinafter called "Buyer") represented by Mr. Jose Francisco Espinosa Ponce and Mrs. Ana Lilia Canuas Servfn; and Mineras de DynaResource SA de CV (hereinafter called "Seller"), represented by Lie. German Perez Alaniz, in witness whereof both parties agree the following declarations and clauses:

STATEMENTS

I.
The Seller states the following:
a)
It's a corporation duly organized and validly existing under the laws of the United Mexican States ("Mexico"), as evidenced in public instrument number 9719, dated March 3nd 2005 in which Mineras de Dynaresource, S.A. de C.V. granted before Mr. Guilebaldo Flores Tirado, Public Notary number 118 of State of Sinaloa, Mexico and recorded before the Public Registry of Property and Commerce of Mazatlan, State de Sinaloa, Mexico under the mercantile file number 30, Volumen CLXII, Book 3 on March 16th 2005.
b)
Seller is dully represented herein by Lie. German Perez Alaniz, who has all the powers necessary to represent and execute this Contract as evidenced with public instrument number 14545, dated May 17, 2012, granted before Mr. Jesus Ernesto Cardenas Fonseca, Public Notary number 154 of State of Sinaloa, Mexico, such powers have not been revoked, modified or limited; a copy of which is attached as Schedule 4.
c)
Seller confirms its address is located in Alamo Number 304, Col. Alameda, Mazatlan, Sinaloa Mexico, CP 82123
d)
Is dully registered in the Federal taxpayer registration "RFC" MDY800320LPA.

e)
Seller consents to sell, on a best-efforts basis, during the term of this Contract to the Buyer the quality, quantity with estimated typical assays described under Schedule 1 part A and Clause 3 under this Contract hereinafter referred to as "the Concentrate" without prejudice to designate them by name or specific nature.

f)The Concentrate sold to the Buyer is free from any lien or limitation of ownership, or any other limitation either by virtue of any legal order, contractual and/or non-contractual obligations and is not subject of a litigation, claim, demand or complaint.

II.
The Buyer states the following:

a)
The Buyer is a duly organized trading corporation and incorporated under the laws of the United Mexican States ("Mexico"), as evidenced in public instrument number 43,929 dated March 2nd, 2005 in which Pallium S.A. de C.V. granted before Mr. Rogelio Magana Luna, Public Notary number 156 of Federal District of Mexico. In public instrument number 45,965 dated February 16th 2007, The Extraordinary General of Shareholders Meeting dated February 8th 2007, granted before Mr. Rogelio Magana Luna, Public Notary number 156 of Federal District of Mexico and recorded before the Public Registry of Property and Commerce of Federal District, Mexico under the mercantile file number 330583 on February 27th 2007 in which Pallium S.A. de C.V. shareholders approved changing the corporate name from Pallium S.A. de C.V. to MK Metal Trading Mexico, S.A. de C.V. and this was formalized in the Extraordinary General Assembly of Shareholders dated February 8th 2007, granted before Mr. Rogelio Magana Luna, Public Notary number 156 of Federal District of Mexico and recorded before the Public Registry of Property and Commerce of Federal District, Mexico under the mercantile file number 330583 on February 27th 2007.
b)
Buyer is dully represented herein by Mr. Jose Francisco Espinosa Ponce and Mrs. Ana Lilia Canuas Servin, who have all the powers necessary to represent and execute this Contract as evidenced with public instrument number 55,583 dated June 3rd, 2018 where MK Metal Trading Mexico, S.A. de C.V. power of attorney was granted before Mr. Rogelio Magana Luna Autrique, Public Notary number 156 of the municipality of the Federal District of Mexico, such powers have not been revoked, modified or limited a copy is attached as Schedule 4.
c)
Buyer confirms its address is located at Avenida Ejercito Nacional Mexicano N°. 769 Torre B Piso 3 Oficina L02, Colonia Granada, C.P.11520, Del. Miguel Hidalgo, Mexico City.
d)
Buyer is dully registered in the Federal Taxpayers Registry "RFC" under the number: MMT050302BUA.
e)
Gives his explicit consent to buy the Concentrate mentioned in the Paragraph I of Statements under present Contract. By virtue of the previous statements and in accordance with their interests and without at any time their wills have been flawed in concluding this contract, parties agree to submit voluntarily and expressly under the terms and conditions in accordance with the following clauses:

CLAUSES

1.
DEFINITIONS
•
the term "metric ton" means 1000 kilograms or 2204.62 pounds
•
the term "pound" (lb) means pound avoirdupois, equal to 453.593 grams
•
the term "ounce" (oz) means ounce troy, equal to 31.1035 grams
•
the term "git" means grams per dry metric ton
•
the term "wet metric ton" or "(wmt)" means metric ton, wet basis and shall be reported to 3 decimal places
•
the term "dry metric ton" or "(dmt)" means metric ton, dry basis and shall be reported to 3 decimal places
•
the term "unit" means 1% of a dry metric ton
•
the term "ppm" means part per million or 1 gram per dry metric ton
•
the term "Concentrate" shall have the meaning set out in Clause 3 below

•
the term "Target Quantity" shall have the meaning set out in Clause 2 below
•
the term "Metal Payments" shall mean the metal payments set out in Schedule 2 to this Contract
•
the term "Deductions" shall mean the deductions set out in Schedule 2 to this Contract
•
the term "Quotational Period" or "QP" shall mean the quotational period set out in clause 7 below
•
the term "Working Day and/or Business Day" shall mean Monday to Friday; Saturday, Sunday and legal holidays excluded
•
the term "Provisional Payment" shall have the meaning set out in Clause 8 below
•
the term "Option Window" shall have the meaning set out in Clause 7 below
•
the term "Estimated Price" shall have the meaning set out in Clause 7 below

•
the term "Standard Calculation" shall have the meaning set out in clause 7 below
•
the term "Final Price" shall have the meaning set out in Clause 6 below and for base metals shall be reported to 2 decimal places and for precious metals shall be reported to 4 decimal places
•
the term "Final Documents" shall have the meaning set out in Clause 8 below
•
amounts of money stated in USO, US$ and¢ (U.S. Dollars and cents) are references to the lawful currency of the United States of America and shall be up to 2 decimal places.
•
all assay results determined as per clause 13 shall be reported to 2 decimal places
•
"month of shipment" in respect of any shipment shall mean the calendar month of the Bill of Lading date for that shipment has taken place
•
"IMO Bulk Cargo Code" means the International Maritime Organization's Code of Safe Practice for Bulk Cargoes as amended from time to time.
•
LBMA: London Bullion Market Association
•
LME: London Metal Exchange
•
Any abbreviations used in relation to the alternative methods of delivery shall be as defined in INCOTERMS 2020 (as amended, updated or replaced from time to time).
•
Where the words include(s), including or in particular are used in this Contract, they are deemed to have the words without limitation following them. Where the context permits, the words other and otherwise are illustrative and shall not limit the sense of the words preceding them.
•
The Schedule(s) to this Contract form(s) part of this Contract and shall have effect as if set out in full in the body of this Contract. Any reference to this Contract includes the Schedule(s).
•
Clause, Schedule and paragraph headings shall not affect the interpretation of this Contract. References to Clauses and Schedules are to the Clauses and Schedules of this Contract.
2.
DURATION AND QUANTITY

The contract commences on February 1, 2021 and shall remain in force until completion of the parties obligations herein.

Subject to the terms of this Contract, the Seller agrees to use its best efforts to produce and sell to Buyer, and Buyer agrees to buy 100% of the gold concentrate production, for the period February 1, 2021 until December 31, 2022, subject to a minimum delivery which is projected by Seller to be 18,000 wmt of concentrates (plus or minus 25%), as set out in Clause 3 and in accordance with the terms and conditions of this Contract. The parties intend that the Buyer shall buy such quantities of the Concentrate as are set out in the Part A of Schedule 1 to this Contract, subject to the paragraph below.

The parties hereto accept and acknowledge that the shipment quantities set out in Part A of schedule 1 to this Contract are approximations and that the actual quantity of Concentrate in each shipment may vary therefrom. To the extent that the quantity of Concentrate in any shipment exceeds, or is exceeded by, the quantity set out in Part A of Schedule 1 to this Contract (the "Target Quantity" for that shipment) by 25% more or less of the Target Quantity, the Seller shall be deemed to have satisfied its obligations under this Contract in full.

3.
QUALITY

The Concentrate to be delivered under this Contract shall be Mexican Gold concentrate from San Jose de Gracia, Sinaloa the below typical specification (hereinafter referred to as the "Concentrate"):

•
the term "Target Quantity" shall have the meaning set out in Clause 2 below
•
the term "Metal Payments" shall mean the metal payments set out in Schedule 2 to this Contract
•
the term "Deductions" shall mean the deductions set out in Schedule 2 to this Contract
•
the term "Quotational Period" or "QP" shall mean the quotational period set out in clause 7 below
•
the term "Working Day and/or Business Day" shall mean Monday to Friday; Saturday, Sunday and legal holidays excluded
•
the term "Provisional Payment" shall have the meaning set out in Clause 8 below
•
the term "Option Window" shall have the meaning set out in Clause 7 below
•
the term "Estimated Price" shall have the meaning set out in Clause 7 below
•
the term "Standard Calculation" shall have the meaning set out in clause 7 below
•
the term "Final Price" shall have the meaning set out in Clause 6 below and for base metals shall be reported to 2 decimal places and for precious metals shall be reported to 4 decimal places
•
the term "Final Documents" shall have the meaning set out in Clause 8 below
•
amounts of money stated in USO, US$ and¢ (U.S. Dollars and cents) are references to the lawful currency of the United States of America and shall be up to 2 decimal places.
•
all assay results determined as per clause 13 shall be reported to 2 decimal places
•
"month of shipment" in respect of any shipment shall mean the calendar month of the Bill of Lading date for that shipment has taken place
•
"IMO Bulk Cargo Code" means the International Maritime Organization's Code of Safe Practice for Bulk Cargoes as amended from time to time.
•
LBMA: London Bullion Market Association
•
LME: London Metal Exchange
•
Any abbreviations used in relation to the alternative methods of delivery shall be as defined in INCOTERMS 2020 (as amended, updated or replaced from time to time).
•
Where the words include(s), including or in particular are used in this Contract, they are deemed to have the words without limitation following them. Where the context permits, the words other and otherwise are illustrative and shall not limit the sense of the words preceding them.
•
The Schedule(s) to this Contract form(s) part of this Contract and shall have effect as if set out in full in the body of this Contract. Any reference to this Contract includes the Schedule(s).
•
Clause, Schedule and paragraph headings shall not affect the interpretation of this Contract. References to Clauses and Schedules are to the Clauses and Schedules of this Contract.
4.
DURATION AND QUANTITY

The contract commences on February 1, 2021 and shall remain in force until completion of the parties obligations herein.

Subject to the terms of this Contract, the Seller agrees to use its best efforts to produce and sell to Buyer, and Buyer agrees to buy 100% of the gold concentrate production, for the period February 1, 2021 until December 31, 2022, subject to a minimum delivery which is projected by Seller to be 18,000 wmt of concentrates (plus or minus 25%), as set out in Clause 3 and in accordance with the terms and conditions of this Contract. The parties intend that the Buyer shall buy such quantities of the Concentrate as are set out in the Part A of Schedule 1 to this Contract, subject to the paragraph below.

The parties hereto accept and acknowledge that the shipment quantities set out in Part A of schedule 1 to this Contract are approximations and that the actual quantity of Concentrate in each shipment may vary therefrom. To the extent that the quantity of Concentrate in any shipment exceeds, or is exceeded by, the quantity set out in Part A of Schedule 1 to this Contract (the "Target Quantity" for that shipment) by 25% more or less of the Target Quantity, the Seller shall be deemed to have satisfied its obligations under this Contract in full.

5.
QUALITY

The Concentrate to be delivered under this Contract shall be Mexican Gold concentrate from San Jose de Gracia, Sinaloa the below typical specification (hereinafter referred to as the "Concentrate"):

Elements/Compunds	UNIT	MIN.	MAX.
Conner (Cu)%		0	5
Silver (Aa)	Grams/dmt	50	500
Gold (Au)	Grams/dmt	40	500
Bismuth (Bi)%		0.00	0.05
Arsenic (As)%		0.00	0.25
Antimonv (Sb)%		0.00	0.10
Chlorine (Cl)	PPM/dmt	0	500
Fluorine (F)	PPM/dmt	0	1500
Selenium (Se)	PPM/dmt	0	100
Silica (SiO2)%		1	5
Zinc (Zn)%		3	20
Sulphur (S)%		35	45
Iron (Fe)%		35	45

Lead (Pb)%	0	4

A full concentrate analysis to be completed prior to the signing of the Contract.

The Seller warrants that the Concentrate shall be suitable for ocean transportation in accordance with the IMO Bulk Cargo Code and that it owns or shall own or has or shall have the unrestricted right to sell the Concentrate to the Buyer with good and marketable title thereto. The Seller has delivered trial lots to Buyer (185 WMT more or less for each trial lot); during January, 2021, which lots contain concentrate material indicative of the concentrates anticipated to be delivered by Seller during the term of this Agreement.

If quality falls outside of specifications, Buyer and Seller will mutually agree any adjustments to treatment charges and penalties.

The radioactivity in material shall be in permissible limits set by IAEA (International Atomic Energy Agency). The Seller shall use all reasonable endeavours to ensure the Concentrate shall be free from any deleterious elements materially harmful to the normal gold smelting and refining processes. lf for any reason, any of the typical known assays changes significantly, Seller will advise Buyer in good time prior to the shipping allocations being made and Buyer and Seller will discuss in good faith in order to overcome any problem that may be created by the change in quality. Where the actual assay analysis of the Concentrate delivered reveals that this is not the case, the Buyer must promptly notify the Seller of such fact and the parties shall meet to discuss and agree a suitable resolution.

If quality falls outside of these specifications, Buyer and Seller will mutually agree any adjustments to treatment charges and penalties.

6.
SHIPMENT

Subject to the other terms of this Contract, the Concentrate shall be shipped in bulk in standard or heavy duty plastic lined containers at Seller's option in accordance with the shipment schedule set out in Part A of Schedule 1 to this Contract.

Notwithstanding the shipment timings set out in Part A of Schedule 1 to this Contract, all shipments are subject to availability of suitable vessels for freight transport.

The Concentrate shall be delivered in good condition with homogeneous coloration with no lumps and clean from any type of contamination and garbage.

The Seller has delivered trial lots to Buyer in January 2021; as material indicative of the materials anticipated to be delivered by Seller during the term of this Agreement.

If quality falls outside of these specifications, Buyer and Seller will mutually agree any adjustments to treatment charges and penalties.

7.
DELIVERY

Subject to the other terms of this Contract, the Seller shall arrange for delivery of the Concentrate OAP, Buyer's warehouse (lncoterms 2020) to the loading port set out in Part B of Schedule 1 of this Contract.

The prices referred to in this Contract shall only be inclusive of delivery OAP, as set out in Part B of Schedule 1 of this Contract.

8.
PRICE

The price, per dry metric ton of Concentrate, for each shipment of Concentrate shall be calculated on the basis of the value of the applicable Metal Payments in respect of that shipment of Concentrate less the applicable Deductions, if any, as set out in Schedule 2 to this Contract, in respect of that shipment of Concentrate (the "Final Price").

9.
QUOTATION PERIOD AND PRICING MECHANICS

7.1 Quotational Period

For lots delivered in the first half of a calendar month, Quotational Period ("QP") shall be the second half of the month of delivery. For lots delivered in the second half of a calendar month, QP shall be the first half of the next month. The date of delivery shall be evidenced by the arrival date of the last truck in each Monthly Quota at the Buyer's warehouse as evidenced by the Buyer's Warehouse's records.

7.3 Estimated Provisional Price

The "Estimated Price" for a shipment shall be calculated by the Buyer by reference to the final weight certificate for such shipment, estimated assays based on the typical analysis referred to in Clause 3 above and the applicable metals price referred to in Schedule 2 to this Contract but averaged LME price for the 5 (five) trading days prior to the date of provisional invoice (the "Standard Calculation").

10.
PAYMENT

Currency:

All invoices or credit notes shall be in U.S. Dollars and Cents, and all payments shall be made by the relevant party in U.S. Dollars and Cents. Each party accepts their own risk in relation to currency exchange rate fluctuations, save where payments are made in a currency other than U.S. Dollars and Cents without prior written agreement from the other party (in which case the party attempting to make such payment shall bear all currency exchange rate fluctuation risk).

Payment Beneficiary

For all payments that are due to the Buyer under this contract, the beneficiary name shall always be the Buyer, MK METAL TRADING MEXICO SA DE CV.

For all payments that are due to the Seller under this contract, the beneficiary name shall always be the Seller, Mineras de DynaResource SA de CV, or its Assignees;

Provisional Payment

The "Provisional Documents" are:

the Provisional Invoice (as defined below);

Holding Certificate issued by a warehouse acceptable to Buyer and/or Buyer's bankers and endorsed by Independent Representative;

Final Weight & Moisture certificate to be issued by an independent, internationally recognized surveyor;

Provisional Assay certificate.

Shipping Document to be provided upon vessel sailing:

Certificate of Origin;

full set (3 out of 3) of original shipped on-board Bills of Lading issued as per Buyer's instructions; Packing List issued by Seller;

Declaration from Seller confirming that shipment contains no solid wood material.

Supporting Documents:

MSDS Sheet to be provided immediately upon signing of the Contract and renewed every 18 months.

Provisional Payment:

The Seller will be entitled to charge and invoice (such invoice being the "Provisional Invoice") the Buyer for a provisional payment of 95% of the Estimated Price (Tax shall be calculated as per current Mexican IVA law - Ley de impuesto al Valor Agregado at a 0% rate as specified in article 2.A.), in respect of each shipment of Concentrate, once such Estimated Price has been calculated in accordance with Clause 7 above against presentation of Provisional Documents. Provisional payment to be made 2 Working Days after presentation and acceptance of the Provisional Documents, however Buyer, on a best-efforts basis, shall endeavour to make the provisional payment within 1 Working Day.

Final Payment:

As soon as reasonably practicable, in no event to exceed 3 business days following final weights and assays, and final pricing being determined in accordance with Clauses 7, 12 and 13 hereof in respect of a shipment of Concentrate, the Seller shall calculate the Final Price and prepare and forward to Buyer a final invoice (or credit note) in respect of that shipment based on the difference between the Final Price and the Provisional Payments.

Where an additional payment is due from the Buyer, the Buyer shall ensure it is made promptly upon presentation of the Seller's final invoice. Where payment is due from the Seller, the Seller ensure it is made promptly upon receipt of the Buyer's payment details.

The "Final Documents" are:

o
The Final Settlement issued by Buyer; and,
o
The Final Invoice issued by Seller.

Credit Facility

The Buyer will advance the Seller a Credit Facility of $3.75M (the "Facility Amount"), where the Seller may access draws to cover working capital prior to a delivery under this Contract. So long as all principal and interest, if any has been repaid on the first drawdown and there are no material adverse changes, the Borrower may redraw up to the Facility Amount until the Final Maturity Date.

The maximum first draw will be $2.5M and will be drawn by Seller on the Date of this Agreement, February 1, 2021, and paid by Buyer on February 3, 2021. After repayment of the first draw, subsequent drawdowns shall be limited to the Facility Amount, as adjusted, until the Final Maturity Date.

Each draw (more than one draw may occur in the same month) needs to be repaid within maximum 45 days against deliveries or cash repayments, in order to avoid interest charges. All draws shall be repaid within a maximum of 120 days.

After 45 calendar days interest grace period for each draw, interest shall accrue at 3M LIBOR + 6.50% for each draw.

The Total Amount of the Credit Facility (as adjusted pursuant to Credit Line Increases) shall be made available to Seller during the 120-day repayment period.

Draws by Seller, equal to 100% of the available Credit Facility, may be made in 1 or more draws during each 120-day repayment period.

The Credit Facility, including all increases thereto as described below, shall mature on December 31, 2022 (the "Maturity Date"), however, subject to financial due diligence and agreement by the Buyer, Seller, at its option may extend the Maturity Date of the Facility until December 31, 2023 which will automatically extend the Contract and minimums by a further 12 months as per Schedule One.

For any overdue payments under the Credit Facility, interest shall occur at 3M LIBOR + 12.5% rather than 3M LIBOR + 6.5%

Increase/s) to Credit Facility.

In order to support the working capital and expansion plans of the Seller, the Buyer and Seller shall agree to the following increase(s) to the Credit Facility (Once the Credit Facility has been increased as described below; it shall not be subsequently reduced during the term of this Contract:

•
The Value of each of the Deliveries by Seller under this agreement are to be calculated according to the Settlements (using 100% of Value of the Lot) issued by Buyer and with Invoices Issued by Seller, for all Lots delivered;

1.
Delivery of Concentrates to Buyer in any 3 successive months with total Current Market Value at delivery of$6,250,000; The Credit Facility shall be increased to$5M USD;
2.
Delivery of Concentrates to Buyer in any 3 successive months with then total Current Market Value at delivery of$ 7,500,000; The Credit Facility shall be increased to$6M USD;
3.
Delivery of Concentrates to Buyer in any 3 successive months with then total Current Market Value at delivery of$8,750,000; The Credit Facility shall be increased to$7M USD;
4.
Delivery of Concentrates to Buyer in any 3 successive months with then total Current Market Value at delivery of$10,000,000; The Credit Facility shall be increased to$8M USD;
5.
Delivery of Concentrates to Buyer in any 3 successive months with then total Current Market Value at delivery of$11,250,000; The Credit Facility shall be increased to$9M USD;
6.
Delivery of Concentrates to Buyer in any 3 successive months with then total Current Market Value at delivery of$12,500,000; The Credit Facility shall be increased to$10M USD;

•
Each Credit Facility limit increase shall only be effective once any advances under the previous Credit Facility limit have been fully repaid at which point the new Credit Facility Limit increase shall be effective immediately.

•
For purposes of determining The Total Market Value of deliveries by Seller to Buyer, in order to calculate increases to the Credit Facility, Seller and Buyer will use QP Final Pricing according to this Contract.

•
If after a Credit Facility limit increase, 100% of the total Current Market Value of any three successive months of deliveries is less than the current Credit Facility limit, the Credit Facility limit shall be reduced to the value of 100% of the total Current Market Value of those three successive months of deliveries. Once the Credit Facility limit is reduced it may be reinstated as per the parameters for Credit Facility limit increases above. The Credit Facility limit shall never be less than$3.75M.

The method of payment for Seller's deliveries to the Buyer will be via electronic bank transfer to Sellers bank account.

Sellers bank account in US Dollars for th.e payment of the Concentrate:

Banco: Cuenta: CLABE:

Beneficiario:

Swift:

BANCO MERCANTIL DEL NORTE SA (BANORTE) 0535388192

072744005353881922

Mineras de DynaResource SA de CV MENOMXMT

11.
TOTAL AND PARTIAL LOSS

All Concentrate lost or damaged after risk has passed to the Buyer as per lncoterms 2020 in accordance with Clause 11, shall be treated as if they had been safely delivered to the Buyer for the purposes of determining whether the obligation of the Seller to deliver and sell, and the obligation of the Buyer to buy Concentrate in accordance with Clause 2 has been fulfilled.

Total Loss:

In case of total loss of, or damage to Concentrate after risk has been transferred to the Buyer as per lncoterms 2020 in accordance with Clause 11, payment shall be made as if the shipment had been safely delivered.

The amount payable shall be calculated based on the Holding Certificate weights, if available, or Seller's provisional weights if the Holding Certificate weights are not available, and Seller's provisional moisture and provisional assays of the Concentrate and otherwise in accordance with the terms of this Contract. Recovery on Insurance to be made by the Buyer in such event.

Partial Loss:

In case of partial loss of, or damage to Concentrate after risk has been transferred to the Buyer as per lncoterms 2020 in accordance with Clause 11, payment shall be made as if the shipment had been safely delivered.

The amount payable shall be calculated based on the Holding Certificate weights, if available, or Seller's provisional weights if the Holding Certificate weights are not available, and the final moisture and final assays on that part of the Concentrate which has been safely delivered in good condition and otherwise in accordance with the terms of this Contract. Recovery on Insurance to be made by the Buyer in such event.

12.
INSURANCE

Does not apply.

13.
TITLE AND RISK

Title to the Concentrate for each shipment or any part thereof, shall pass from Seller to Buyer;

(1)
Upon Delivery of the Concentrate to Buyer's facilities; and,
(2)
On receipt by Seller of the first provisional settlement from Buyer in accordance with Clause 8 of this Contract.

Risk to the Concentrate shall pass from Seller to Buyer at Delivery, as per lncoterms 2020.

14.
WEIGHING SAMPLING AND MOISTURE DETERMINATION

Final weighing, sampling, sample preparation and determination of moisture of the Concentrate shall be carried out upon the arrival of the concentrates at Buyer's Warehouse in Manzanilla, Mexico under common practices for this type of concentrate and will be performed by an independent international surveyor conjointly appointed by Buyer and Seller (the "Independent Representative") both parties agree to nominate Alfred H. Knight sharing by equal the cost of such operations.

The weight determined by light & heavy trucks by truck-scale shall govern for final settlement, and the resulting net dry weight less a franchise of 0.40% shall apply for final settlement purposes.

The final weighing, sampling, sample preparation and moisture determination shall be carried out for each delivered lot, in accordance with accepted industry standards according to ISO standards.

The results of the entire weighing, sampling, sample preparation and moisture determination operation shall be mutually agreed between the representatives of all parties concerned.

Each sample shall be prepared in the internationally acceptable manner with a minimum sample weight of 250 (two hundred and fifty) grams.

The composite sample for each lot shall be divided into 6 equal portions: 2 for Seller, 2 for Buyer, and 2 to be properly packed, sealed, labelled and retained by the Independent surveyor respectively as reserve samples for analysis by umpires if required under Clause 13. More samples maybe freely requested by the Buyer. All samples shall be sealed and signed jointly by both Buyer's and Seller's representative.

15.
ASSAYING

Assay results for Zinc, Lead, Arsenic, Antimony and Bismuth shall be reported as a percentage of the net dry weight to two decimal places, in the case of Fluorine as parts per million per DMT, no decimals, and in the case of Gold and Silver in grams per DMT, two decimal places required.

Assaying for all elements, shall be made independently by:

Alfred H Knight International Ltd. The John Knight Laboratory Kings Business Park

Prescot, Knowsley, L34 1 PJ UK

The contents found by the independent laboratory performing the analysis shall be final and binding for settlement purposes between Seller and Buyer.

16.
TAXES, TARIFFS AND DUTIES

Any applicable taxes, tariffs and duties, whether present or imposed on the Concentrate or contained metal or on commercial documents relating thereto arising in the jurisdiction in which the port(s) of discharge is/are located shall be borne solely by the Buyer and the Buyer shall fully indemnify the Seller accordingly at all times. Seller shall endeavor to provide to Buyer on promptly basis the documents reasonably requested by Buyer in order to comply with Buyer's obligations related to the import taxes, tariffs, duties and licenses associated with the Concentrates.

17.
LICENSES

Seller will cooperate with Buyer to obtain, any export license or other official authorization and carry out all customs formalities necessary for the export of the Concentrates. Where applicable, Buyer shall obtain, at its own risk and expense, any import license or other official authorization and carry out all customs formalities for the import of the Concentrates. Seller shall endeavor to provide to Buyer promptly the necessary documents reasonably requested by Buyer in order to obtain any of the aforementioned licenses, authorizations or custom formalities.

18.
FORCE MAJEURE

Neither party to this Contract shall be liable for any delay in performing or failure to perform its obligations (except for delay or failure to pay money when due) due to events including but not limited to any war, warlike operation or act, revolution, act of God, pandemic, flood, storm, earthquake, fire, explosion, strike, lockout, stoppage of work, combination of workmen, interference of Trade Unions, act of government or government appointed agents or local, foreign, national or international or other public authority, any court order or judgement, decree, embargo, confiscation, sabotage, tidal wave, law, act, order, proclamation, regulation, ordinance, carrier failure or delay, inability to obtain raw materials, plant equipment or materials required for maintenance, replacement or repair, fire, obstruction or blockage of port or wharf, lack of railway or seaborne freight facilities or delays en route whether due to mechanical fault or to action of the elements, or, in the event of any other disabling causes whatsoever beyond the reasonable control of the parties concerned, including but not restricted to, permanent or temporary mine closure for economic or others reasons, (any such cause being hereinafter called "Force Majeure") preventing or hindering a party from performing its obligations in the Contract (including if a Force Majeure event prevents performance by the producing mine, or receipt or treatment by the consuming smelter). Failure to deliver or to accept delivery in whole or in part because of the occurrence of an event of Force Majeure shall not constitute a default hereunder or subject either party to liability for any resulting loss or damage.

Upon the occurrence of any event of Force Majeure, the party affected by the event of Force Majeure shall within 5 (five) Business Days of the occurrence notify the other party hereto in writing of such event and shall specify in reasonable detail the facts constituting such event of Force Majeure. Where such notice is not given within the time required, Force Majeure shall not justify the non-fulfilment of any obligations under this Contract.

Both parties agree to use their respective reasonable efforts to cure any event of Force Majeure to the extent that it is reasonably possible to do so, it being understood that the settlement of strikes, lockouts, and any other industrial disputes shall be within the sole discretion of the party asserting Force Majeure.

Failure to deliver or accept delivery of the Material which is excused by or results of an event of Force Majeure shall extend the term of this Contract for a period equal to the period of such failure. If such a failure caused by an event of Force Majeure shall continue for more than 90 (ninety) calendar days, then the party not having declared Force Majeure shall have the right by written notice to cancel the affected quantity of the Concentrate with immediate effect.

This clause shall not apply to any obligations to pay, indemnify or provide security or to any Concentrate for which vessel, truck or railway wagon space has been booked, pricing has been established, the Quotational period has commenced and/or payment has been made unless Buyer and Seller have expressly consented in writing. In these cases, parties shall find a reasonable solution for both sides in a fair and equitable manner.

In the event of Force Majeure, the Seller shall allocate its available supplies of such material, if any, among any or all of its existing customers in a fair and equitable manner. In addition, where the Seller is the affected party, it shall offer to supply, from another source, goods of similar quality in substitution for the material subject to the Force Majeure event to satisfy that amount which would have otherwise been sold and purchased hereunder at a price which may be more or less than the price hereunder.

Within 30 (thirty) days of the cessation of the Force Majeure event, the Parties shall reach agreement as to Seller's obligation to deliver and the Buyer's obligation to accept material of that quantity of material that could not be delivered and accepted hereunder because of the Force Majeure event, provided always that any such shortfall quantity has not been replaced by material pursuant to the terms above.

19.
SUSPENSION OF QUOTATIONS

The metal price quotations specified under this Contract are the quotations currently in general use for the pricing of the relevant metals listed in Schedule 2 to this Contract and which may be found within concentrate akin to the Concentrate.

In the event that any of these price quotations ceases to exist, ceases to be published, publishes an erroneous price quotation and does not later correct it, or should no longer be internationally recognized as the basis for the settlement of contracts for concentrate of the same kind as the Concentrate, then upon the request of either party the Buyer and the Seller shall promptly consult together with a view to agreeing on a new pricing basis and on the date for bringing such basis into effect, with the basic objective of securing the continuity of fair pricing under the Contract.

Until such time as the new pricing basis is agreed between the parties, the Seller shall be entitled, on provision of written notice to the Buyer, and formal written acceptance by Buyer, to invoice the Buyer provisionally (and the Buyer shall pay such provisional sums in accordance with Clause 8 above) on the basis of the applicable price applied to the last shipment of Concentrate sold by the Seller to the Buyer under this Contract prior to the date of such notice being given.

20.
GOVERNING LAW AND ARBITRATION

GOVERNING LAW:

This Contract, including the arbitration Clause, shall be governed by, interpreted and construed in accordance with the substantive laws of England and Wales excluding the United Nations Convention on contracts for the International Sales of Goods of April 11, 1980 (CISG).

ARBITRATION:

Any dispute arising out of or in connection with this Contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (LCIA), which Rules are deemed to be incorporated by reference into this Clause. The seat, or legal place, of arbitration shall be London. The language to be used in the arbitration shall be English. The number of arbitrators shall be three (one arbitrator to be appointed by each party, and the third to be chosen by the two party-appointed arbitrators). The parties waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority.

21.
SUCCESSORS AND ASSIGNMENT

This Contract and all its provisions shall be binding upon and endure to the benefit of the successors and assigns of the respective parties hereto.

(1)
) The Buyer can freely assign its rights under this contract to one of its financing banks for financing purposes, without a need for the consent of the Seller. Formal notification must be provided by the Buyer to the Seller.
(2)
The Seller can freely assign its rights under this contract to one of its related companies for operating purposes, without a need for consent of the Buyer. Formal notice must be provided by the Seller to the Buyer.

Other than this assignment by Buyer for financing purposes, and the assignment by Seller for operating purposes, neither party shall assign or novate this Contract or their rights or obligations hereunder without the written consent of the other party, which consent shall not be unreasonably withheld.

22.
NOTICES

It is agreed that any and all notices required or permitted to be given to either party under the terms of this Contract shall be notified in person or by facsimile or e-mail followed by special courier, if needed, addressed to the party to be notified at the following respective addresses, or any other addresses regarding which the respective parties have been informed prior to the sending of such notices, namely:

BUYER:

MK METAL TRADING MEXICO SA DE CV

Av. Ejercito Nacional Mexicano

No. 769, Torre B Pisa 3 Oficina L02, Col. Granada, Mexico City,

11520 Mexico

Attn: mx_traffic@nexxtrade.com

SELLER:

Mineras de DynaResource SA de CV.

Calle Alamo Number 304 Col. Alameda

Mazatlan, Sinaloa Mexico CP 82123

52 (669) 688-5574

K.D. DIEPHOLZ kdd@DynaResource.com

If a notice or other communication has been properly sent or delivered in accordance with this Clause, it shall be deemed to have been received as follows:

a)
if delivered personally, at the time of delivery; or
b)
if delivered by special courier, at the time of signature of the courier's receipt; or
c)
in the case of fax or email it shall be deemed to have been received at the time of transmission or on the consecutive Business Day if the time of transmission is outside of normal business hours at the place of receipt.

For the purposes of this Clause all times are to be read as local time in the place of deemed receipt; and if deemed receipt under this Clause is not within business hours (meaning 9.00 am to 5.00 pm Monday to Friday on a day that is not a public holiday in the place of receipt), the notice is deemed to have been received when business next starts in the place of receipt.

To prove delivery, it is sufficient to prove that if sent by email no error message was received from the intended recipient that such email has not been successfully delivered, and if sent by facsimile, delivery confirmation or successful transmission confirmation was received.

The provisions of this Clause 20 shall not apply to the service of any process in any legal action or proceedings.

23.
LIABILITY

In no event shall either Party be liable for any indirect or consequential damages (including loss of profits) resulting from its performance or non-performance of its obligations hereunder.

This Clause 21 shall survive termination of this Contract for any reason.

24.
TERMINATION

Either party may elect to terminate this Contract in the event that the other party fails to pay any amount payable hereunder as and when due and such default has continued unremedied for a period of 15 (fifteen) calendar days after written notice thereof is given by the party to whom the sums are due save for if such party has failed to make payment due to quality or other associated claims under this Contract.

Upon any default by Buyer which remains uncured for 2 business days:

(1)
Seller shall at its option deliver concentrates to alternate buyer. The only exception shall be if the reason for default is because Buyer is unable to accept deliveries at the Delivery Point, at which assuming the Buyer provides increases to the Credit Line equivalent to the provisional value of the Concentrate while the Buyer and Seller arrange an alternate Delivery Point, in which case the Seller may not deliver to an alternate Buyer;
(2)
At the time Buyer cures any such default; Seller shall resume deliveries to Buyer;

This Contract shall terminate at the option of either party if the other party materially defaults in the performance or observance of any material obligations hereunder and fails to remedy the default within 15 (fifteen) calendar days after receiving written demand therefor. This Contract shall terminate at the option of either party if the other party becomes insolvent or bankrupt or makes an assignment for the benefit of creditors, or if a receiver or trustee in bankruptcy is appointed for the other party, or if any proceeding in bankruptcy, receivership, or liquidation is instituted against the other party and is not dismissed within 15 (fifteen) calendar days following commencement thereof. The Seller may only terminate the Contract if all advances under the Credit Line have been repaid.

All accrued sums, rights and obligations arising hereunder that are still outstanding at the time of termination of this Contract shall survive such termination and shall not be affected thereby. Termination of this Contract shall not affect any shipments of Concentrate ordered by the Buyer prior to such termination which shall continue and be paid for as if this Contract were continuing, without liability to the Buyer. Where such cancellation occurs and the Buyer has paid a Provisional Payment to the Seller, the Seller shall reimburse the same within fourteen (14) calendar days of such cancellation.

No notice shall be required if the breach is in relation to Clause 26, Compliance, in which case termination shall take place on notice of the breach being issued to Seller, or Buyer, as the Case may be.

On termination of this Contract (however arising) the following clauses shall survive and continue in full force and effect: 3, 6, 8, 9, 11 to 14 (inclusive) and 18 to 29 (inclusive).

25.
VARIATIONS and WAIVER

This Contract may only be varied by agreement in writing signed by duly authorized representatives of the Buyer and Seller.

A waiver (which may be given subject to conditions) of any right or remedy provided under this Contract or by law shall only be effective if it is in writing and shall apply only to the party to whom it is addressed and for the specific circumstances for which it is given. It shall not prevent the party who has given the waiver from subsequently relying on the right or remedy in other circumstances.

Unless specifically provided otherwise, rights arising under this Contract are cumulative and do not exclude rights provided by law.

26.
ENTIRE CONTRACT

This Contract and any documents or schedules referred to in it constitute the whole Contract between the parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter of this Contract.

Each party acknowledges that, in entering into this Contract and the documents and schedules referred to in it, it does not rely on any statement, representation, assurance or warranty ("Representation") of any person (whether a party to this Contract or not) other than as expressly set out in this Contract or those documents or schedules. Each party agrees that the only remedies available to it arising out of or in connection with a Representation shall be for breach of contract as expressly provided in this Contract, save that nothing in this Clause shall limit or exclude any liability for fraud or fraudulent misrepresentation.

If any provision of this Contract (or part of any provision) is found by any court or other authority of competent jurisdiction to be invalid, illegal or unenforceable, that provision or part-provision, to the extent required, shall be deemed not to form part of the Contract, and the validity and enforceability of the other provisions of the Contract shall not be affected.

A person who is not a party to this Contract shall not have any rights whatsoever under or in connection with it.

25 CONFIDENTIALITY

Each party shall at all times during this Contract and thereafter keep in strict confidence all technical or commercial know-how, specifications, inventions, processes, business plans, trade secrets, commercial terms, the detail of this Contract itself and all other information and matters which are of a confidential nature and have been disclosed to that party by the other party, its employees, agents, consultants or subcontractors and any other confidential information concerning the other party's business or its products which the receiving party may obtain.

Either party may disclose such information to its personnel who need to know such information for the purposes of carrying out their obligations under this Contract, subject to procuring their compliance with these obligations, and as may be required by law, court order or any governmental or regulatory authority. Neither party shall use any such information for any purpose other than to perform its obligations under this Contract.

Each Party recognizes and accepts that the Confidential Information is part of each parties' assets, therefore its contrary use will be considered as criminal offence described in relation of industrial secrets in the Penal Code of Federal District in Matters of Common Jurisdiction and for all Republic in Matters of Federal Jurisdiction. Revelation of industrial secrets such as preparation of formulas, dissemination of strategic information (clients, prices, new products, developments, formulas, etc.) can be comparable to the crimes of robbery as stated in Article 230 of Penal Code of Federal District and the revelation of secrets, illegal access to computing systems and equipment as stated in Articles 210, 211, 211 Bis and 211 Bis 1 of the Federal Penal Code and additional to those mentioned in the Chapter Ill title VII of the Industrial Property Law.

In case of any breach of this clause, the responsible party it will be held responsible for any damage and consequential loss caused as a misuse of the Confidential Information.

26.
COMPLIANCE

Both parties warrant, represent and undertake to the other party that they will comply with all applicable laws, rules and regulations including without limitation to sanctions, anti-corruption, anti money laundering and tax laws in performing this Contract.

Buyer, or Seller, may terminate this agreement upon provision of notice, if either Buyer or Seller has a good faith belief that the other party, its officers, directors or shareholders have violated, intends to violate, or has caused a violation of all applicable laws, rules and regulations including without limitation to sanctions, anti-corruption, anti-money laundering and tax laws.

27.
PRIVACY NOTICE

Due to the trading activities that will be done under this contract between Seller and Buyer, Buyer will receive Seller's and its employee and representative personal data, such information will be used for the trading activities and for the fulfillment of the Buyer"s commercial and fiscal obligations.

As stated in the "Federal Law protecting personal data held by private individuals", Buyer acknowledges responsibility to protect Seller's or its employees or representatives' personal information held by the Buyer to ensure that this is done in a legitimate, supervised and transparent way which guarantees privacy and people's right to self-determine their information.

This document implies consent to the Buyer to obtain, use, disclose or store by any means Seller's or its employees or representatives' personal information that has been provided to the Buyer, such information can be shared with third parties (authorities, suppliers, shareholders, etc.) for research, statistical or counseling purposes, corporate reports, etc. and will be exclusively used for the purpose before mentioned. All shared information must be protected in the same way and under the "Federal Law protecting personal data held by private individuals" rights.

Buyer agrees to take all the reasonable technical and security precautions and implement appropriate policies to prevent any violation of the security, integrity and confidentiality of Seller's or its employees or representatives' personal information held by Buyer. Buyer appoints its Human Resources Department as the responsible area to fulfill this obligation and shall be responsible for ensuring the security and confidentiality of such information when it is stored and transferred.

Seller, it's employees or representatives mentioned in this document, can limit the use or disclosure of their personal information held by Buyer by written notice. Also, at any time and by written notice directed to the Buyer's Human Resources Department at Buyer's notice address, Seller, it"s employees or representatives could exercise their right to access, modify or cancel any personal information. Any change or substitution to this Privacy Note will be notified to Seller by written notice delivered at Seller's notice address.

28.
MSDS / CLP

The Seller (either on its own or by its appointed only representative, as applicable) undertakes, and assumes all responsibilities, to comply with regulation of the Council on Classification, Labelling and Packaging of Substances and Mixtures (CLP) and all applicable laws, including (without limitation) obligations pertaining to classification, labeling, (extended) safety data sheets and notification requirements of the Material under this contract.

The Seller represents and warrants to the Buyer that the Material fully complies with the CLP requirements and all applicable laws, and undertakes to promptly provide the Buyer with documentation (including, without limitation, (extended) safety data sheets and chemical composition analysis) evidencing CLP compliance and to promptly inform the Buyer the identified use(s) for which the registration has been obtained.

The Seller shall indemnify and hold harmless the Buyer against any and all costs, expenses, losses and damages arising out of or in connection with any delay or failure on the part of the Seller to comply with the requirements of CLP, including (without limitation) its failure to notify the Buyer of any change in the identity of its only representative (if applicable).

29.
MODERN SLAVERY ACT 2015

Modern slavery is a crime and a violation of fundamental human rights. It takes various forms, such as slavery, servitude, forced and compulsory labor and human trafficking: all of which have in common the deprivation of a person's liberty by another in order to exploit them for personal or commercial gain. The Buyer and Seller agree to comply with the terms of the Modern Slavery Act 2015 and will not engage in any activity that would constitute an offence under it if such activity were carried out in the UK, US, or Mexico.

Any breach of this Clause by the Buyer or Seller shall be deemed a material breach of the Contract and shall entitle the Buyer or Seller to terminate the Contract in accordance with Clause 22.

IN WITNESS WHEREOF the parties hereto have execute this Contract as of the day and year first above written.

Signed by:

For and on behalf of Seller:

Name in Print: Lie. German Perez

Title: for Mineras de DynaResource

Date: February 1, 2021

Signed by:

For and on behalf of Buyer: MK METAL TRADING MEXICO SA DE CV

Name in Print: Title:

Date:

Roberto Guerra

Trader

2-1-2021

Agnese Grikmane

Admin

02 Feb 2021

SCHEDULE 1

PART A - Target Quantity and Shipment Schedule

Save for 5 monthly deliveries from February 2021 to June 2021 of 185 wmt per month +/- 10%, 100% of production from February 1, 2021 until December 31, 2022 subject to a minimum projected quantity of 18,000 wmt (+ or minus 25%) of concentrates delivered.

As part of the Credit Facility in Clause 8, Seller may at its option extend the contract until December 31, 2023 subject to a minimum of up to (depending on options selected) projected 27,000 wmt (+ or minus 25%) of concentrates delivered.

If at the end of the delivery period outlined above, the minimum tonnages have not been met, the contract will automatically extend until such point as the minimums have been met.

Trial lots of 185 WMT estimated 163.75 DMT, containing approx. 30-45grs/ton of Au, have been delivered by Seller to Buyer during January, 2021.

PART B - Delivery Port

The Concentrate is to be delivered OAP in bulk (lncoterms 2020) to Buyer's facilities in Manzanilla, Colima Mexico.

PART C - Right of First Refusal

Provided the Buyer will increase the Credit Facility Amount, as may be adjusted, by at least 1/3 of the value of the expected quarterly Zinc concentrate production , the Buyer shall receive a right of first refusal to buy 100% of the Seller's zinc concentrate production over the course of the agreement under separate contractual terms. If the parties can agree terms for the purchase of the zinc product, a corresponding increase to the Credit Facility Amount will also be mutually agreed concurrently and outlined under the separate contract.

SCHEDULE 2

Metal Payments

In respect of each dmt of Concentrate, the Buyer shall pay the following:

Silver:

Gold:

The Buyer shall pay the lower of (i) 93.5% of the silver content per dmt in the Concentrate as determined in accordance with this Contract, and (ii) the total number of units of such content less a deduction of fifty (50) grs per dmt, at a price equal to the daily US$ LBMA spot quotation price for silver, as published by "Fastmarkets MB" (or such as other information source or publication that may replace from time to time) averaged over the Quotational as per Clause 7.1 of this Contract.

The Buyer shall pay subject to a minimum deduction of two point zero (2.0) grs per dmt, at a price equal to the mean of the daily US$ LBMA morning and afternoon quotations for gold as published by "Fastmarkets MB" (or such other information source or publication that may replace from time to time), averaged over the Quotational Period as per Clause 7.1 of this Contract, the following amounts for Gold.

Deductions

< 35.00 grams

>
35.00 grams and< 44.99 grams contained:
>
45.00 grams and< 59.99 grams contained
>
60.00 grams and< 74.99 grams contained
>
75.00 grams and< 89.99 grams contained
>
90.00 grams and< 149.99 grams contained
>
150.00 grams

93.00%

93.50%

93.875%

94.25%

94.75%

95.00%

96.00%

The following deductions may be applied in respect of each dmt of Concentrate, where relevant. The Seller shall allow:

Penalties

Treatment Charge

A treatment charge of US$99.00 (ninety-nine) per dmt of Concentrate delivered as part of that shipment.

Freight Credit:

Seller shall allow Buyer a freight credit of USO$ 25/WMT

Silver Refining Charge

Seller shall allow Buyer a silver refining charge of US$0.50 per troy ounce (or pro rata for each fraction of an ounce) of the payable silver from that shipment of Concentrate in respect of which the above Metal Payment for silver applies.

Gold Refining Charge

Seller shall allow Buyer a gold refining charge of US$20.00 per troy ounce (or pro rata for each fraction of an ounce) of the payable gold from that shipment of Concentrate in respect of which the above Metal Payment for gold applies.

As:

Sb:

Pb:

Seller will allow Buyer a penalty of US$3.0 per each 0.1% the As content exceeds over 0.3%: Fractions pro rata.

Seller will allow Buyer a penalty of US$3.0 per each 0.1% the As content exceeds over 0.3%: Fractions pro rata.

Seller will allow Buyer a penalty of US$5.0 per each 1.0% the Pb content exceeds over 4.0%: Fractions pro rata.

Zn:

F:

Bi:

Seller will allow Buyer a penalty of US$5.0 per each 1.0% the Zn content exceeds over 12.0%: Fractions pro rata.

Seller will allow Buyer a penalty of US$3.0 per each 100ppm the F content exceeds over 750ppm: Fractions pro rata.

Seller will allow Buyer a penalty of US$3.0 per each 0.01% the Bi content exceeds over 0.10%: Fractions pro rata.